EXHIBIT 23.2


                         Independent Auditors' Consent

The Board of Directors
The Reader's Digest Association, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of The Reader's Digest Association, Inc. and subsidiaries (referred to herein as the "Company") of our report dated July 24, 2002, except for Note 15 which is as of September 18, 2002, with respect to the consolidated balance sheets of the Company as of June 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002, Annual Report on Form 10-K of the Company filed September 23, 2002, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph indicating that the Company changed its method of accounting for the cost of certain inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and adopted Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," in the year ended June 30, 2002.



                  (Signed) KPMG LLP

New York, New York
July 22, 2003